Exhibit 10.1
     EMPLOYMENT AGREEMENT (“Agreement”), effective as of June 1, 2009 (the “Effective Date”), by and between HARRIS INTERACTIVE INC., a Delaware corporation (“Company”), and ROBERT COX (“Executive”).
1. CAPACITY AND DUTIES
     1.1 Employment; Acceptance of Employment. Company hereby employs Executive and Executive hereby accepts employment by Company for the period and upon the terms and conditions hereinafter set forth.
     1.2 Capacity and Duties.
          (a) Executive shall serve as the Executive Vice President, Chief Financial Officer and Treasurer of Company, and shall have the duties, authority, and responsibilities commensurate with the position of Chief Financial Officer and Treasurer and such other duties and responsibilities appropriate for such position as may from time to time be specified by the Chief Executive Officer. Executive will be based in Manhattan, New York; provided, however, he acknowledges and agrees that he will spend such time as reasonably necessary at Company’s headquarters in Rochester, New York. In addition, the parties recognize that travel to Company’s and its affiliates’ various offices, and to other locations in furtherance of Company’s business, will be required in connection with the performance of Executive’s duties hereunder. Executive will report to the Chief Executive Officer.
          (b) Executive shall faithfully and diligently devote full time work efforts to the performance of Executive’s duties hereunder, in furtherance of the business and interests of Company.
          (c) Executive acknowledges that Company’s reputation is important in the continued success of its business that he will not directly or indirectly defame Company or its officers or directors in any manner; provided, however, that Executive may make such disclosures as may be required by law. Company acknowledges that Executive’s reputation is important to his continued success. Company agrees that it will not directly or indirectly defame Executive in any manner; provided, however, that Company may make such disclosures as may be required by law.
2. TERM OF EMPLOYMENT
     2.1 Term. The term of Executive’s employment hereunder, for all purposes of this Agreement, shall commence on the Effective Date (the “Commencement Date”) and continue through and including the earliest to occur of (i) the date on which Executive dies, and (ii) the date on which either Company or Executive terminates Executive’s employment for any reason (collectively, the “Termination Date”).

3. COMPENSATION
     3.1 Base Compensation. As compensation for Executive’s services, Company shall pay to Executive base compensation in the form of salary (“Base Compensation”) in the amount of $305,000 per annum. The salary shall be payable in periodic installments in accordance with Company’s regular payroll practices for its executive personnel at the time of payment, but in no event less frequently than monthly. The Compensation Committee of the Board shall review Base Compensation periodically for the purpose of determining, in its sole discretion, whether Base Compensation should be adjusted.
     3.2 Performance Bonus. As additional cash compensation for the services rendered by Executive to Company, Executive shall be eligible to receive an annual performance bonus as part of the Corporate Bonus Plan (“Performance Bonus”) payable in full at the same time as payment of other executive bonuses by Company in accordance with the terms of the Corporate Bonus Plan. For fiscal year 2009, Executive shall receive a guaranteed Performance Bonus equal to $152,500, pro-rated for the portion of the year between the Effective Date and June 30, 2009, under the condition that Executive is employed by Company at the time annual performance bonuses are paid to senior executives generally. For fiscal year 2010, Executive shall be eligible to receive a target Performance Bonus of up to 50% of Executive’s fiscal year 2010 starting salary. The Performance Bonus award criteria and amount shall be those established on an annual basis by the Compensation Committee of the Board of Directors of Company (the “Board”) based upon (i) Company achievement of financial targets established annually by the Compensation Committee, which financial targets shall be no less favorable than the financial targets applicable to the Chief Executive Officer, and (ii) achievement of individual management objectives established annually by the Compensation Committee (failure to achieve which may result in cutbacks). No Performance Bonus will be due in the event that award criteria established by the Compensation Committee are not met.
     3.3 Employee Benefits. Executive shall be entitled to participate in such of Company’s employee benefit plans and benefit programs as may from time to time be provided by Company for its senior executives generally. Company shall have no obligation, however, to maintain any particular program or level of benefits referred to in this Section 3.3 for its senior executives generally.
     3.4 Vacation. Executive shall be entitled to the normal and customary amount of paid vacation provided to senior executive officers of Company, but in no event less than 20 days during each calendar year. Any vacation days that are not taken in a given calendar year shall accrue and carry over from year to year, or be paid or lost, according to Company’s standard vacation policies. Executive may be granted leaves of absence with or without pay for such valid and legitimate reasons as the Chief Executive Officer in his or her sole and absolute discretion may determine, and is entitled to the same personal days and holidays provided to other senior executives the of Company.
     3.5 Expense Reimbursement. Company shall reimburse Executive for all reasonable and documented expenses incurred by Executive in connection with the performance of

Executive’s duties hereunder in accordance with its regular reimbursement policies as in effect from time to time.
     3.6 Withholding. All payments under this Agreement shall be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation.
     3.7 Accounting Restatement.
          (a) In the event that Company is required to prepare an accounting restatement due to material non-compliance of Company with any financial reporting requirement related to a period during the term of this Agreement under the securities laws (Restatement”), for any reason including without limitation as a result of fraud, negligence, or intentional misconduct, whether by Executive or any other person(s), subject to Section 3.7(b) hereof, Executive shall reimburse Company for any Excess Payment (as defined below) received for the first annual accounting period covered by any individual Restatement and related later Restatements due to non-compliance with the same financial reporting requirement. Executive shall not be responsible for reimbursement for any Restatements that result from or are a continuation of practices and policies prior to the date of this Agreement unless (i) during the first year after the date of this Agreement Executive has actual knowledge of the practices and policies including actual knowledge that such policies and practices involve material non-compliance with any financial reporting requirement, and (ii) thereafter Executive has actual knowledge of the practices and policies, and in the case of both (i) and (ii) has not reported such matter to the Audit Committee of the Board within a reasonable period after acquiring such knowledge. For purposes of this Section 3.7(a), “Excess Payment” shall mean the positive difference, if any, between any Performance Bonus payment made to Executive and the payment that would have been made had the Performance Bonus been calculated based upon Company’s financial statements as restated. The portion of any Excess Payment retained by Executive net after taxes shall be repaid within ninety (90) days after Executive has been notified in writing of a Board determination described below, and the remainder of such Excess Payment, if any, shall be repaid within thirty (30) days of the date on which Executive is entitled to receive the benefit of a refund claim.
          (b) Executive shall have no reimbursement obligation under this Section 3.7 unless the Board has considered the matter in a meeting (which may be telephonic) at which Executive (with counsel) is given the opportunity to appear and discuss the matter, and in its good faith discretion has made a determination that reimbursement is appropriate under the circumstances. The rights under this Agreement are in addition to, and do not replace, the rights of Company, if any, under Section 304 of the Sarbanes-Oxley Act.
     3.8 Stock Options. Subject to approval by the Compensation Committee, Executive shall have the option to purchase 400,000 shares of the common stock of Company under the terms and conditions more fully described in the form stock option agreement attached hereto as Exhibit A. The option price will be the fair market price of the common stock of Company on the grant date. Company’s regular quarterly grants are made at the close of trading on the later of (i) the 15th day of the second month of the fiscal quarter and (ii) one week after Company’s quarterly earnings release. If the day falls on a non business day, the fair market price will be the next business day.
4. TERMINATION OF EMPLOYMENT
     4.1 Obligations. Accrued Base Obligations (as defined below) other than employee benefits shall be paid within thirty (30) days after the Termination Date. Employee benefits shall be paid as provided under the applicable plan or program. Accrued Bonus Obligations (as defined below) and Partial Period Bonus Obligations (as defined below) shall be paid on the date on which they would have been paid under this Agreement absent the occurrence of the Termination Date. For purposes of this Agreement:
          (a) “Accrued Base Obligations” shall mean amounts for Base Compensation, expense reimbursement, vacation, and employee benefits that have accrued, vested, and are unpaid as of the Termination Date.
          (b) “Accrued Bonus Obligations” shall mean earned but unpaid Performance Bonus as of the Termination Date for fiscal years already ended.
          (c) “Partial Period Bonus Obligations” shall mean, for the year in which the Termination Date occurs, a prorated Performance Bonus for the partial-year period ending on the Termination Date (the “Partial Period”). The prorated Performance Bonus shall be based on achievement of the annual financial metrics as then in effect for calculation of Executive’s Performance Bonus (for example, net earnings, revenues, or other metrics as applicable, but not including individual management objectives), multiplied by a fraction, the numerator of which is the number of days elapsed in the fiscal year prior to the Termination Date and the denominator of which is 365.
     4.2 Death of Executive. If Executive dies, Company shall not be obligated to make any further payments under this Agreement except amounts for:
          (a) the Accrued Base Obligations;
          (b) the Accrued Bonus Obligations; and
          (c) the Partial Period Bonus Obligations.
     4.3 Disability of Executive. If Executive is permanently disabled (as defined in Company’s long-term disability insurance policy then in effect), then Company shall have the right to terminate Executive’s employment upon fifteen (15) days’ prior written notice to Executive (“Disability”) provided that Executive’s employment shall immediately terminate for disability if, as of an earlier date, he incurs a Separation from Service (as defined herein) as a result of physical or mental incapacity. In the event Executive’s employment is terminated for Disability in accordance with this Section 4.3, Company shall not be obligated to make any further payments under this Agreement except for:
          (a) the Accrued Base Obligations;

          (b) the Accrued Bonus Obligations; and
          (c) the Partial Period Bonus Obligations.
     4.4 Termination for Cause.
          (a) Executive’s employment shall terminate immediately upon written notice from Company that Executive is being terminated for Cause (as defined herein), which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination for Cause, in which event Company shall not thereafter be obligated to make any further payments under this Agreement except for:
               (i) the Accrued Base Obligations; and
               (ii) the Accrued Bonus Obligations
          (b) “Cause” shall be limited to the following:
               (i) willful failure to substantially perform Executive’s duties as described in Section 1.2 hereof after demand for substantial performance is delivered by Company in writing that specifically identifies the manner in which Company believes Executive has not substantially performed Executive’s duties and Executive’s failure to cure such failure within thirty (30) days after receipt of Company’s written demand;
               (ii) willful conduct with regard to Company or Executive’s duties that is materially and demonstrably injurious to Company or its subsidiaries;
               (iii) conviction or plea of guilty or nolo contendere to a crime which involves moral turpitude or, if not including moral turpitude, arises from an act that is materially and demonstrably injurious to Company or any of its subsidiaries, or conviction or plea of guilty or nolo contendere to a felony;
               (iv) material violation of Section 5 hereof;
               (v) material violation of Company polices set forth in Company manuals or written statements of policy, provided that such violation is materially and demonstrably injurious to Company or its subsidiaries (it being understood that among others any violation of Company’s Insider Trading Policy as applicable to executive officers shall be deemed to be material) and, if curable, continues for more than five (5) days after written notice thereof is given to Executive by Company; and
               (vi) material breach of any material provision of this Agreement by Executive (not including those covered by subclauses (i) and (iv) above), which breach continues for more than seven (7) business days after written notice thereof is given by Company to Executive.

          (c) No notice of termination of Executive for Cause shall be given by the Company unless and until (i) adoption by the Board of a resolution, finding that in the good faith opinion of the Board Executive is guilty of the conduct described in the definition of Cause, after at least five (5) business days notice is provided to Executive, such notice to include in reasonable specificity the alleged conduct justifying such termination for Cause, and (ii) an opportunity is given to Executive, together with counsel, to be heard by the Board at a meeting (which may be held by telephonic conference call). This Section 4.4(c) shall not prevent Executive from challenging, pursuant to Section 6.1, the Board’s determination that Cause exists, or that Executive has failed to cure any act (or failure to act), to the extent permitted by this Agreement, that purportedly formed the basis for the Board’s determination.
     4.5 Termination Without Cause or by Executive for Good Reason.
          (a) Company and Executive each reserve the right to terminate Executive’s employment at any time. If a Termination Date occurs due to Company terminating Executive without Cause or Executive terminating for Good Reason (as defined herein), then Company or its successor shall have no further obligations under this Agreement except that Company or its successor shall pay to Executive the amounts shown in Section 4.5(c) hereof.
          (b) For the avoidance of doubt, Section 4.5(c) hereof shall not apply to (i) termination for Cause which circumstance is covered by Section 4.4 hereof, (ii) termination by Executive without Good Reason which circumstance is covered by Section 4.6, (iii) termination by reason of death which circumstance is covered by Section 4.2 hereof, or (iv) termination by reason of Disability which circumstance is covered by Section 4.3 hereof.
          (c) If Executive is terminated without Cause or Executive terminates his employment for Good Reason, then Executive shall receive:
               (i) the Accrued Base Obligations;
               (ii) the Accrued Bonus Obligations;
               (iii) the Partial Period Bonus Obligations;
               (iv) severance payments equal to twelve (12) months of Executive’s then-current Base Compensation; provided, however, if Executive is terminated without Cause or Executive terminates his employment for Good Reason, in each such case in contemplation of, or during the twelve (12) month period following, a Change of Control, then the period shall be eighteen (18) months), payable in periodic installments in accordance with Company’s or the successor’s regular payroll practices for its executive personnel at the time of payment, but in no event less frequently than monthly; and
               (v) continued participation in Company’s employee health benefit programs at his then-current level (or the economic equivalent, if such benefits are not available) for the same period in which severance payments are made pursuant to Section 4.5(c)(iv).
          (d) “Good Reason” shall mean the following:

               (i) a change in Executive’s reporting line such that he no longer reports directly to the Chief Executive Officer of the Company or successor to the Company;
               (ii) material diminution in Executive’s duties, authority, and responsibilities commensurate with the position of Chief Financial Officer and Treasurer, unless previously agreed to by Executive; or
               (iii) the failure of Company to cover Executive with directors and officers insurance.
Executive must provide a notice of termination to Company that he is intending to terminate his employment for Good Reason, specifying in reasonable detail the facts and circumstances claimed to provide the basis for Good Reason, within ninety (90) days after the occurrence of the event he believes constitutes Good Reason, which termination notice shall specify that a Termination Date will occur thirty (30) days after the date of such notice unless the circumstances constituting Good Reason and identified by Executive in the notice of termination are remedied prior to such Termination Date. In the event Executive delivers to Company a notice of termination for Good Reason, upon request of the Board, Executive agrees to appear, accompanied by his legal counsel, before a meeting of the Board, called and held for such purpose (after at least three business days notice), and specify to the Board the particulars as to why Executive believes adequate grounds for termination for Good Reason exist. No action by the Board, other than the remedy of the circumstances within the thirty (30) day period after the date of the notice of termination for Good Reason, shall be binding on Executive.
          (e) “Change of Control” shall be deemed to have occurred if:
               (i) a change in control has occurred of a nature that would be required to be reported in a proxy statement with respect to Company (even if Company is not actually subject to said reporting requirements) in response to Item 6(e) (or any comparable or successor Item) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except that any merger, consolidation or corporate reorganization in which the owners of Company’s capital stock entitled to vote in the election of directors (the “Voting Stock”) prior to said combination receive 75% or more of the resulting entity’s Voting Stock shall not be considered a change in control for the purposes of this Plan;
               (ii) any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the Exchange Act, excluding any stock purchase or employee stock ownership plan maintained by Company or a Related Company) becomes the “beneficial owner” (as that term is defined by the Securities and Exchange Commission for purposes of Section 13(d) of the Exchange Act), directly or indirectly, of more than 15% of the outstanding voting stock of Company or its successors (not including a person that acquired less than 15% of the then outstanding stock but became the holder of more than 15% of such stock by reason of acquisition by Company of shares of its stock or forfeitures of restricted stock previously granted to employees); or

               (iii) the sale or other transfer of all or substantially all of the assets of Company.
          (f) Executive shall not be required to mitigate amounts payable under Section 4.5(c) by seeking other employment or otherwise, and there shall be no offset against amounts due Executive under this Agreement on account of subsequent employment except as specifically provided herein
     4.6 Termination by Executive without Good Reason. Executive may terminate this Agreement upon thirty (30) days’ prior written notice to Company. In the event Executive’s employment is voluntarily terminated by Executive, Company shall not be obligated to make any further payments to Executive hereunder other than:
          (a) the Accrued Base Obligations; and
          (b) the Accrued Bonus Obligations.
     4.7 Effect of Section 409A.
          (a) Section 409A. It is intended that the provisions of this Agreement comply with Code Section 409A or be exempt therefrom, and this Agreement shall be administered, and all provisions of this Agreement shall be construed, in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.
          (b) Installments. If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.
          (c) Separation From Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits subject to Code Section 409A upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean Separation from Service.
          (d) Specified Employee. If Executive is deemed on the date of termination of his employment to be a “specified employee”, within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by Company from time to time, or if none, the default methodology, then:
               (i) With regard to any payment, the providing of any benefit or any distribution of equity that constitutes “deferred compensation” subject to Code Section 409A, payable upon separation from service, such payment, benefit or distribution shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service or (ii) the date of Executive’s death; and

               (ii) On the first day of the seventh month following the date of Executive’s Separation from Service or, if earlier, on the date of his death, (x) all payments delayed pursuant to this Section 4.7, with interest at the prime rate as published in the Wall Street Journal on the first business day of the delay period (whether they would otherwise have been payable in a single sum or in installments in the absence of such delay), shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal dates specified from them herein and (y) all distributions of equity delayed pursuant to this Section 4.7(d) shall be made to Executive.
          (e) Reimbursement. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, of in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.
          (f) Payment Period. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within forty (40) days following the date of termination), the actual date of payment within the specified period shall be within the sole discretion of Company.
          (g) Compliance. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Code Section 409A, Company shall, after consulting with Executive, reform such provision to comply with Code Section 409A; provided that Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to Executive of the applicable provision without violating the provisions of Code Section 409A.
     4.8 Precondition to Post-Termination Payments. As a condition for the payment of any post-Termination Date benefits to be provided hereunder except for Accrued Base Obligations and Accrued Bonus Obligations, prior to the date of any such payment Executive shall deliver to Company a release in favor of Company in the form attached hereto as Exhibit B prior to the 52nd day after the Termination Date (the “Release”). The amounts due prior to the expiration of the revocation period following delivery of the Release that are conditioned on the delivery of the Release shall be paid in a lump sum promptly following the expiration of such revocation period.

5. NON-COMPETITION, NON-SOLICITATION AND CONFIDENTIALITY
     5.1 Non-Competition.
          (a) Consideration for this Section. Executive acknowledges and agrees that:
               (i) the advance commitment of Company to provide the benefits, including in particular and without limitation those obligations under Sections 4.5(c)(iii), (iv) and (v) hereof, afforded by this Agreement are over and above those otherwise afforded by Company policy, and in making its decision to offer Executive the benefits afforded by this Agreement and bind itself in advance to the obligations hereunder Company relied upon and was induced by the covenants made by Executive in this Section 5;
               (ii) in accepting the benefits evidenced by this Agreement Executive is receiving an asset of significant value, and Company’s entry into this Agreement and its incurrence of the related payment and other obligations hereunder are fair and adequate consideration for Executive’s obligations under this Section 5;
               (iii) Executive’s position with Company places Executive in a position of confidence and trust with the clients and employees of Company;
               (iv) Company’s business (including its acquisitive activity) is carried on throughout the world and accordingly, it is reasonable that the restrictive covenants set forth below are not limited by specific geographic area;
               (v) the course of Executive’s employment with Company necessarily requires the disclosure of confidential information and trade secrets related to Company’s relationships with clients (such as, without limitation, pricing information, marketing plans, budgets, designs, methodologies, products, client preferences and policies, and identity of appropriate personnel of clients with sufficient authority to influence a shift in suppliers) as well as other confidential and proprietary information, (such as databases, methodologies, and technologies);
               (vi) Executive’s employment affords Executive the opportunity to develop a personal acquaintanceship and relationship with Company’s employees and clients, which in some cases may constitute Company’s primary or only contact with such employees and clients, and to develop a knowledge of those clients’ and employees’ affairs and requirements;
               (vii) Company’s relationships with its established clients and employees are placed in Executive’s hands in confidence and trust;
               (viii) it is reasonable and necessary for the protection of the goodwill and business of Company that Executive make the covenants contained in this Agreement; and
               (ix) Executive understands that the provisions of this Section 5 may limit Executive’s ability to earn a livelihood in a business similar or related to the business of

Company, but nevertheless agrees and acknowledges that (A) the provisions of this Section 5 are reasonable and necessary for the protection of Company, and do not impose a greater restraint than necessary to protect the goodwill or other business interest of Company, (B) such provisions contain reasonable limitations as to the time and the scope of activity to be restrained, and (C) Company’s advance agreement to make payments under the various circumstances set forth in this Agreement provide Executive with benefits adequate to fully compensate Executive for any lost opportunity due to the operation of this Section 5.
In consideration of the foregoing and in light of Executive’s education, skills and abilities, which are sufficient to enable Executive to earn a living in way that is not competitive with Company’s business, Executive agrees that all defenses by Executive to the strict enforcement of such provisions are hereby waived by Executive.
     5.2 Restricted Activity.
          (a) During the period that Executive is employed by Company, and for the period twelve (12) months after the Termination Date (the “Non-Competition Period”), Executive shall not, directly or indirectly, own, manage, operate, join, control, participate in, invest in or otherwise be connected or associated with, in any manner, including, without limitation, as an officer, director, employee, distributor, independent contractor, independent representative, partner, consultant, advisor, agent, proprietor, trustee or investor, any Competing Business (defined below); provided, however, that ownership of 4.9% or less of the stock or other securities of a corporation, the stock of which is listed on a national securities exchange shall not constitute a breach of this Section 5, so long as Executive does not in fact have the power to control, or direct the management of, or is not otherwise engaged in activities with, such corporation.
          (b) For purposes of this Section 5.2, the term “Competing Business” shall mean any business or venture which is substantially similar to the whole or any significant part of the business conducted by Company, and which is in material competition with Company, and the term “Affiliate” of any person or entity shall mean any other person or entity directly or indirectly controlling, controlled by or under common control with such particular person or entity, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a person or entity whether through the ownership of voting securities, contract, or otherwise.
          (c) During the Non-Competition Period, Executive shall not (including without limitation on behalf of, for the benefit of, or in conjunction with, any other person or entity) directly or indirectly:
               (i) solicit, induce or otherwise encourage in any way, any employee of Company to terminate such employee’s relationship with Company for any reason, or assist any person or entity in doing so,
               (ii) employ, assist, engage or otherwise contract or create any relationship with any employee or former employee of Company in any business or venture of any kind or nature, in the case of a former employee unless such person shall not have been employed by Company for a period of at least six months and no solicitation prohibited hereby shall have occurred prior to the end of such one year period; provided, however, Executive shall not be in violation of this Section 5.2(c)(ii) if a company he works for employs any such employee under the condition that Executive does not, directly or indirectly, assist in the recruitment or solicitation of the employee, or
               (iii) interfere in any manner with the relationship between any employee and Company.
     5.3 Confidential Information.
          (a) “Confidential Information” shall mean all proprietary or confidential records and information, including, but not limited to, information related to Company’s relationships with clients (such as, without limitation, pricing information, marketing plans, budgets, designs, methodologies, products, client preferences and policies, and identity of appropriate personnel of clients with sufficient authority to influence a shift in suppliers), information related to development, marketing, purchasing, acquisitions, organizational matters, strategic matters, financial matters, managerial and administrative matters, production, distribution and sales, distribution methods, data, specifications, technologies, methods and methodologies, and processes (including the Transferred Property as hereinafter defined) presently owned or at any time hereafter developed by Company, or its agents, consultants, or otherwise on its behalf, or used presently or at any time hereafter in the course of the business of Company, that are not otherwise part of the public domain.
          (b) Executive hereby sells, transfers and assigns to Company, or to any person or entity designated by Company, all of Executive’s entire right, title and interest in and to all inventions, ideas, methods, developments, disclosures and improvements (the “Inventions”), whether patented or unpatented, and copyrightable material, and all trademarks, trade names, all goodwill associated therewith and all federal and state registrations or applications thereof, made, adopted or conceived solely or jointly, in whole or in part, while an employee of Company which (i) relate to methods, apparatus, designs, products, processes or devices sold, leased, used or under construction or development by Company or (ii) otherwise relate to or pertain to the business, products, services, functions or operations of Company (collectively, the “Transferred Property”). Executive shall make adequate written records of all Inventions, which records shall be Company’s property and shall communicate promptly and disclose to Company, in such forms Company requests, all information, details and data pertaining to the aforementioned Inventions. Whether during the term of this Agreement or thereafter, Executive shall execute and deliver to Company such formal transfers and assignments and such other papers and documents as may be required of Executive to permit Company, or any person or entity designated by Company, to file and prosecute patent applications (including, but not limited to, records, memoranda or instruments deemed necessary by Company for the prosecution of the patent application or the acquisition of letters patent in the United states, foreign counties or otherwise) and, as to copyrightable material, to obtain copyrights thereon, and as to trademarks, to record the transfer of ownership of any federal or state registrations or applications.

          (c) All Confidential Information is considered secret and will be disclosed to Executive in confidence, and Executive acknowledges that, as a consequence of Executive’s employment and position with Company, Executive may have access to and become acquainted with Confidential Information. Except in the performance of Executive’s duties as an employee of Company, Executive shall not, during the term and at all times thereafter, directly or indirectly for any reason whatsoever, disclose or use any such Confidential Information. All records, files, drawings, documents, equipment and other tangible items (whether in electronic form or otherwise), wherever located, relating in any way to or containing Confidential Information, which Executive has prepared, used or encountered or shall in the future prepare, use or encounter, shall be and remain Company’s sole and exclusive property and shall be included in the Confidential Information. Upon termination of this Agreement, or whenever requested by Company, Executive shall promptly deliver to Company any and all of the Confidential Information and copies thereof, not previously delivered to Company, that may be in the possession or under the control of Executive. The foregoing restrictions shall not apply to the use, divulgence, disclosure or grant of access to Confidential Information to the extent, but only to the extent, (i) expressly permitted or required pursuant to any other written agreement between Executive and Company, (ii) such Confidential Information has been publicly disclosed (not due to a breach by Executive of Executive’s obligations hereunder, or by breach of any other person, of a fiduciary or confidential obligation to Company), (iii) information and documents personal to Executive’s employment, such as evaluations, duties and functions, (iii) Executive is required to disclose Confidential Information by or to any court of competent jurisdiction or any governmental or quasi-governmental agency, authority or instrumentality of competent jurisdiction, provided, however, in the case of (iii) that Executive shall, prior to any such disclosure, immediately notify Company of such requirements and provided further, however, that Company shall have the right, at its expense, to object to such disclosures and to seek confidential treatment of any Confidential Information to be so disclosed on such terms as it shall determine.
     5.4 Acknowledgement; Remedies; Survival of this Agreement.
          (a) Executive acknowledges that violation of any of the covenants and provisions set forth in this Section 5 would cause Company irreparable damage and agrees that Company’s remedies at law for a breach or threatened breach of any of the provisions of this Section 5 would be inadequate and, in recognition of this fact, in the event of a breach or threatened breach by Executive of any of the provisions of this Agreement, it is agreed that, in addition to the remedies at law or in equity, Company shall be entitled, without the posting of a bond, to equitable relief in the form of specific performance, a temporary restraining order, temporary or permanent injunction, or any other equitable remedy which may then be available for the purposes of restraining Executive from any actual or threatened breach of such covenants. Without limiting the generality of the foregoing, if Executive breaches or threatens to breach this Section 5, such breach or threatened breach will entitle Company (i) to terminate its obligations to make further payments otherwise required under this Agreement, (ii) to recover from Executive any payments previously made under Sections 4.5(c)(iii), (iv) and (v), (iii) to extend the Non-Competition Period by a period equal to the period in which Executive was in violation of this Section 5, and (iv) to enjoin Executive from disclosing any Confidential Information to any Competing Business, to enjoin any Competing Business from retaining Executive or using any such Confidential Information, and to enjoin Executive from rendering personal services to or in connection with any Competing Business in violation of the terms of this Agreement, and (v) to seek to recover damages. The rights and remedies hereunder are cumulative and shall not be exclusive, and Company shall be entitled to pursue all legal and equitable rights and remedies and to secure performance of the obligations and duties of Executive under this Agreement, and the enforcement of one or more of such rights and remedies by Company shall in no way preclude Company from pursuing, at the same time or subsequently, any and all other rights and remedies available to it.
          (b) The provisions of this Section 5 shall survive the termination of Executive’s employment with Company.
6. MISCELLANEOUS
     6.1 Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in New York, New York, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The parties consent to the authority of the arbitrator, if the arbitrator so determines, to award fees and expenses (including legal fees) to the prevailing party in the arbitration. Notwithstanding the foregoing, Company shall be entitled to enforce the provisions of Section 5 hereof through proceedings brought in a court of competent jurisdiction as contemplated by Section 6.7 hereof. Any award of fees and expenses (including legal fees) shall be paid within sixty (60) days of the award.
     6.2 Severability; Reasonableness of Agreement. If any term, provision or covenant of this Agreement or part thereof, or the application thereof to any person, place or circumstance shall be held to be invalid, unenforceable or void by an arbitrator or court of competent jurisdiction, the remainder of this Agreement and such term, provision or covenant shall remain in full force and effect, and any such invalid, unenforceable or void term, provision or covenant shall be deemed, without further action on the part of the parties hereto, modified, amended and limited, and the arbitrator or court shall have the power to modify, amend and limit any such term, provision or covenant, to the extent necessary to render the same and the remainder of the Agreement valid, enforceable and lawful.
     6.3 Key Employee Insurance. Company in its sole discretion shall have the right at its expense to purchase insurance on the life of Executive, in such amounts as it shall from time to time determine, of which Company shall be the beneficiary. Executive shall submit to such physical examinations as may reasonably be required and shall otherwise cooperate with Company in obtaining such insurance.
     6.4 Assignment; Benefit. This Agreement shall not be assignable by Executive, other than Executive’s rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. Upon Executive’s death, this Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive’s beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to Executive’s interests under this Agreement. No rights or obligations of Company under this Agreement may be assigned or transferred except to any successor to Company’s business and/or assets (by merger, purchase of stock or assets, or otherwise) which, to the extent not otherwise automatically provided by operation of law, expressly assumes and agrees to perform this Agreement in the same manner and to the same extent that Company would be required to perform if no such succession had taken place.
     6.5 Notices. All notices hereunder shall be in writing and shall be deemed sufficiently given (i) if hand-delivered, on the date of delivery, (ii) if sent by documented overnight delivery service, on the first business day after deposit with such service for overnight delivery, and (iii) if sent by registered or certified mail, postage prepaid, return receipt requested, on the third business day after deposit in the U.S. mail, in each case addressed as set forth below or at such other address for either party as may be specified in a notice given as provided herein by such party to the other. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given as provided in this Agreement; provided that nothing herein shall be deemed to affect the right of any party to serve process in any other manner permitted by law.
     If to Company:
Harris Interactive Inc.
135 Corporate Woods
Rochester, New York 14623
Attention: Human Resources
     With A Copy To:
Harris Interactive Inc.
161 Sixth Avenue
6th Floor
New York, New York 10013
Attention: General Counsel
     If to Executive:
Robert Cox at his residence address as shown in the records of Company
     6.6 Entire Agreement; Modification. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters contemplated herein and supersedes all prior agreements and understandings with respect thereto. No amendment, modification, or waiver of this Agreement shall be effective unless in writing. Neither the failure nor any delay on the part of any party to exercise any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege with respect to such occurrence or with respect to any other occurrence.

     6.7 Governing Law. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the State of Delaware and the federal laws of the United States of America, to the extent applicable, without giving effect to otherwise applicable principles of conflicts of law. Subject to Section 6.1 hereof, the parties hereto expressly consent to the jurisdiction of any state or federal court located in the State of New York, and to venue therein, and consent to the service of process in any such action or proceeding by certified or registered mailing of the summons and complaint therein directed to Executive or Company, as the case may be, at its address as provided in Section 6.5 hereof.
     6.8 Prevailing Party. Should either party breach the terms of this Agreement, the prevailing party who seeks to enforce the terms and conditions of this Agreement shall be entitled to recover its reasonable attorneys fee and disbursements.
     6.9 Headings; Counterparts; Interpretation.
          (a) The headings of paragraphs in this Agreement are for convenience only and shall not affect its interpretation.
          (b) This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute the same Agreement.
          (c) Company and Executive each acknowledge that it has been represented by legal counsel in the negotiation and drafting of this Agreement, that this Agreement has been drafted by mutual effort, and that no ambiguity in this Agreement shall be construed against either party as draftsperson.
     6.10 Further Assurances. Each of the parties hereto shall execute such further instruments and take such other actions as the other party shall reasonably request in order to effectuate the purposes of this Agreement.
[Signature Page Follows]

     IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first above written.

HARRIS INTERACTIVE INC.
By:	/s/ Kimberly Till
	Name:	Kimberly Till
	Title:	President and Chief Executive Officer

/s/ Robert Cox
ROBERT COX

EXHIBIT A
STOCK OPTION AGREEMENT
NON-QUALIFIED STOCK OPTION AGREEMENT
     THIS AGREEMENT, entered into as of the Grant Date (as defined in Section 1), by and between the Participant and Harris Interactive Inc. (the “Company”);
WITNESSETH THAT:
     WHEREAS, the Company maintains the Harris Interactive Inc. Long-Term Incentive Plan (the “Plan”), which is incorporated into and forms a part of this Agreement, and the Participant has been selected by the committee administering the Plan (the “Committee”) to receive a Non-Qualified Stock Option Award under the Plan;
     NOW, THEREFORE, IT IS AGREED, by and between the Company and the Participant, as follows:
     1. Terms of Award. The following terms used in this Agreement shall have the meanings set forth in this Section 1:
          (a) The “Participant” is _________.
          (b) The “Grant Date” is _________.
          (c) The number of “Covered Shares” shall be _________ shares of Stock.
          (d) The “Initial Exercise Date” is the one-year anniversary of the Grant Date.
          (e) The “Exercise Price” is $_________ per share.
Other terms used in this Agreement are defined in Section 9 and elsewhere in this Agreement.
     2. Award and Exercise Price. The Participant is hereby granted an option (the “Option”) to purchase the number of Covered Shares of Stock at the Exercise Price per share as set forth in Section 1. The Option is not intended to qualify as an “Incentive Stock Option,” as defined in the Plan and in Section 422(b) of the Code.
     3. Date of Exercise. The Option shall become exercisable with respect to:
          (a) 1/4th of the Covered Shares as of the Initial Exercise Date; and
          (b) 1/48th of the Covered Shares as of the end of each of the next 36 calendar months thereafter,

provided, however, that to the extent that the Option has not become exercisable on or before the Participant’s Date of Termination, such Option shall no longer become exercisable in accordance with the foregoing schedule as of any date subsequent to the Participant’s Date of Termination except as provided in the immediately following paragraph. Exercisability under this schedule is cumulative, and after the Option becomes exercisable under the schedule with respect to any portion of the Covered Shares, it shall continue to be exercisable with respect to that portion, and only that portion, of the Covered Shares until the Expiration Date (described in Section 4 below).
     Notwithstanding the foregoing provisions of this Section 3, the Option shall become immediately exercisable with respect to all of the Covered Shares (whether or not previously vested) upon the occurrence of (i) the Participant’s Date of Termination by reason of the Participant’s death or Disability if such Date of Termination is after the Initial Exercise Date, or (ii)  a Change of Control (as defined in Participant’s Employment Agreement with the Company) if either (A) Participant’s date of Termination occurred in contemplation and within six (6) months of such Change of Control, and his termination was without Cause (as defined in Participant’s Employment Agreement with the Company) or termination was by him with Good Reason (as defined in Participant’s Employment Agreement with the Company), or (B) no Date of Termination of Participant has yet occurred.
     4. Expiration. The Option, to the extent not theretofore exercised, shall not be exercisable on or after the Expiration Date. The “Expiration Date” shall be earliest to occur of:
          (a) the ten-year anniversary of the Grant Date;
          (b) if the Participant’s Date of Termination occurs by reason of Disability or death, the one-year anniversary of such Date of Termination;
          (c) if the Participant’s Date of Termination occurs for reasons other than death or Disability, sixty days after the Date of Termination; and
          (d) the date of any breach by Participant of his or her obligations under Section 8 of this Agreement.
In the event of the Participant’s death while in the employ of the Company, the Participant’s executors or administrators (or the person or persons to whom the Participant’s rights under the Option shall have passed by the Participant’s will or by the laws of descent and distribution) may exercise, any unexercised portion of the Option to the extent such exercise is otherwise permitted by this Agreement.
     Any Option exercised subsequent to the Participant’s Date of Termination as permitted hereunder shall be exercisable only to the extent vested at the time of the Participant’s Date of Termination, regardless of the reason for the termination, and no extension of time beyond the Participant’s Date of Termination shall permit exercise beyond the date such Option would otherwise expire if no termination had occurred.
     5. Method of Option Exercise. The Option may be exercised in whole or in part by filing a written notice with, and which must be received by, the Secretary of the Company at its corporate headquarters prior to the Expiration Date. Such notice shall (a) specify the number of shares of Stock which the Participant elects to purchase; provided, however, that not less than one hundred (100) shares of Stock may be purchased at any one time unless the number purchased is the total number of shares available for purchase at that time under the Option, and (b) be accompanied by payment of the Exercise Price for such shares of Stock indicated by the Participant’s election. Payment shall be by cash or by check payable to the Company, or, at the discretion of the Committee at any time: (a) all or a portion of the Exercise Price may be paid by the Participant by delivery of shares of Stock acceptable to the Committee (including, if the Committee so approves, the withholding of shares otherwise issuable upon exercise of the Option) and having an aggregate Fair Market Value (valued as of the date of exercise) that is equal to the amount of cash that would otherwise be required; and (b) the Participant may pay the Exercise Price by authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.
     6. Withholding. All distributions under this Agreement are subject to withholding of all applicable taxes. At the election of the Participant, and subject to such rules as may be established by the Committee, such withholding obligations may be satisfied through the surrender of shares of Stock which the Participant already owns, or to which the Participant is otherwise entitled under the Plan.
     7. Transferability. The Option is not transferable other than as designated by the Participant by will or by the laws of descent and distribution, and during the Participant’s life, may be exercised only by the Participant or the Participant’s legal guardian or legal representative. However, the Participant, with the approval of the Committee, may transfer the Option for no consideration to or for the benefit of the Participant’s Immediate Family (including, without limitation, to a trust for the benefit of the Participant’s Immediate Family or to a partnership or limited liability company for one or more members of the Participant’s Immediate Family), subject to such limits as the Committee may establish, and the transferee shall remain subject to all the terms and conditions applicable to the Option prior to such transfer. The foregoing right to transfer Option shall apply to the right to consent to amendments to this Agreement and, in the discretion of the Committee, shall also apply to the right to transfer ancillary rights associated with the Option. The term “Immediate Family” shall mean the Participant’s spouse, parents, children, stepchildren, adoptive relationships, sisters, brothers and grandchildren (and, for this purpose, shall also include the Participant).
     8. Non-Competition; Non-Solicitation.
          (a) Consideration for this Section. Participant acknowledges and agrees that:
               (i) the benefits afforded by this Agreement are discretionary and over and above the ordinary employment compensation provided by the Company to Participant, and in making its decision to offer Participant the benefits afforded by this Agreement the Company relied upon and was induced by the covenants made by Participant in this section,

               (ii) in accepting the grant evidenced by this Agreement Participant is receiving an asset of significant value, which is adequate consideration for the restrictions imposed by this Agreement,
               (iii) Participant’s position with the Company places Participant in a position of confidence and trust with the clients and employees of the Company,
               (iv) the Company’s business is carried on throughout the world and accordingly, it is reasonable that the restrictive covenants set forth below are not limited by specific geographic area,
               (v) the course of Participant’s employment with the Company necessarily requires the disclosure of confidential information and trade secrets related to the Company’s relationships with clients (such as, without limitation, pricing information, marketing plans, budgets, designs, methodologies, products, client preferences and policies, and identity of appropriate personnel of clients with sufficient authority to influence a shift in suppliers) as well as other confidential and proprietary information, (such as databases, methodologies, and technologies),
               (vi) Participant’s employment affords Participant the opportunity to develop a personal acquaintanceship and relationship with the Company’s employees and clients, which in some cases may constitute the Company’s primary or only contact with such employees and clients, and to develop a knowledge of those client’s and employee’s affairs and requirements,
               (vii) the Company’s relationships with its established clientele and employees are placed in Participant’s hands in confidence and trust, and
               (viii) it is reasonable and necessary for the protection of the goodwill and business of the Company that Participant make the covenants contained in this Agreement.
          (b) Restricted Activity.
               (i) Participant agrees that during the term of Participant’s employment, Participant shall not, directly or indirectly, as a director, officer, employee, agent, partner or equity owner of any entity (except as owner of less than 4.9% of the shares of the publicly traded stock of a corporation which Participant does not have in fact the power to control or direct), or in any other manner directly or indirectly engage in any activity or business competitive in any manner with the activities or business of the Company.
               (ii) For a period of one year after Participant’s Date of Termination, with respect to any services, products, or business pursuits competitive with those of the Company, Participant shall not, directly or indirectly, whether as a director, officer, employee, consultant, agent, partner, equity owner of any entity (except as owner of less than 4.9% of the shares of the publicly traded stock of a corporation which Participant does not have in fact the power to control or direct), participant, proprietor, manager, operator, independent contractor, representative, advisor, trustee, or otherwise, solicit or otherwise deal in any way with any of the clients or customers of the Company:
          (A) with whom Participant in the course of employment by the Company acquired a relationship or had dealings,
          (B) with respect to whom Participant in the course of employment by the Company was privy to material or proprietary information, or
          (C) with respect to whom Participant was otherwise involved in the course of employment by the Company, whether in a supervisory, managerial, consultative, policy-making, or other capacity involving other Company employees who had direct dealings with such clients and customers.
Such clients and customers include any client or customer to whom the Company sold services or products in the two years prior to the Date of Termination, any prospective client or customer of the Company for whom a proposal was prepared or to whom any other marketing presentation was made within the year prior to the Date of Termination, or any prospective client or customer for whom pursuit was actively planned by the Company within the year prior to the Date of Termination and in respect of whom the Company has not determined to cease such pursuit.
               (iii) For a period of one year after the Date of Termination, Participant shall not (including without limitation on behalf of, for the benefit of, or in conjunction with or as part of, any other person or entity) directly or indirectly:
          (A) solicit, assist, discuss with or advise, influence, induce or otherwise encourage in any way, any employee of Company to terminate such employee’s relationship with Company for any reason, or assist any person or entity in doing so,
          (B) employ, assist, engage, or otherwise contract or create any relationship with, any employee or former employee of Company in any business or venture of any kind or nature, in the case of a former employee unless such person shall not have been employed by Company for a period of at least one year and no solicitation prohibited hereby shall have occurred prior to the end of such one year period, or
          (C) interfere in any manner with the relationship between any employee and Company.
          (c) Remedies. Participant acknowledges that the Company’s legal remedies for a breach of this Section 8 shall be inadequate, and that without limitation of Company’s rights to any other remedy at law or equity available to it, the Company (i) shall be entitled to obtain injunctive relief to enforce this provision, and (ii) shall be entitled to cancel any rights under this Agreement, and (iii) shall be entitled to recover from the Participant any Stock for which this option has been exercised, or if such Stock has been transferred or sold, an amount equal to the value thereof, and such Stock and the proceeds thereof shall be held in a constructive trust for the purposes of enforcement hereof. The Company’s rights to enforce this Agreement shall survive any vesting and/or forfeiture of rights hereunder. If any part of this Section 8 shall be deemed illegal or unenforceable, this section shall be deemed modified and then enforced to the greatest extent legally enforceable.
     9. Definitions. For purposes of this Agreement, the terms listed below shall be defined as follows:
          (a) Date of Termination. The Participant’s “Date of Termination” shall be the first day occurring on or after the Grant Date on which the Participant’s employment with the Company and all Related Companies terminates (irrespective of the reason for termination and whether such termination is voluntary or involuntary); provided that a termination of employment shall not be deemed to occur by reason of a transfer of the Participant between the Company and a Related Company or between two Related Companies; and further provided that the Participant’s employment shall not be considered terminated while the Participant is on a leave of absence from the Company or a Related Company approved by the Participant’s employer. If, as a result of a sale or other transaction, the Participant’s employer ceases to be a Related Company (and the Participant’s employer is or becomes an entity that is separate from the Company), the occurrence of such transaction shall be treated as the Participant’s Date of Termination caused by the Participant being discharged by the employer.
          (b) Disability. Except as otherwise provided by the Committee, the Participant shall be considered to have a “Disability” during the period in which the Participant is unable, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician selected by the Committee, is expected to have a duration of not less than 120 days.
          (c) Retirement. “Retirement,” as defined by the Company’s applicable retirement plan, or if not formalized under a plan, by the Company’s policies and procedures.
          (d) Plan Definitions. Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in this Agreement.
     10. Heirs and Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person or entity acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. In the event of the Participant’s death prior to exercise of this Award, the Award may be exercised by the estate of the Participant to the extent such exercise is otherwise permitted by this Agreement. Subject to the terms of the Plan, any benefits distributable to the Participant under this Agreement that are not paid at the time of the Participant’s death shall be paid at the time and in the form determined in accordance with the provisions of this Agreement and the Plan, to the beneficiary designated by the Participant in writing filed with the Committee in such form and at such time as the Committee shall require. If a deceased Participant fails to designate a beneficiary, or if the designated beneficiary of the deceased Participant dies before the Participant or before complete payment of the amounts distributable under this Agreement, the amounts to be paid under this Agreement shall be paid to the legal representative or representatives of the estate of the last to die of the Participant and the beneficiary. Neither the benefits or obligations under this Agreement may be transferred or assigned by Participant except as otherwise expressly provided herein or in the Plan.
     11. Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding.
     12. Plan Definitions. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company.
     13. Amendment. This Agreement may be amended by written Agreement of the Participant and the Company, without the consent of any other person.
     THIS AGREEMENT SHALL NOT BE EFFECTIVE UNLESS A COPY SIGNED BY THE PARTICIPANT IS DELIVERED TO THE COMPANY WITHIN FORTY FIVE (45) DAYS AFTER THE GRANT DATE.
     IN WITNESS WHEREOF, the Participant has executed this Agreement, and the Company has caused these presents to be executed in its name and on its behalf, all as of the Grant Date.

Participant

Name:
Dated:

Harris Interactive Inc.
By:
Its:

EXHIBIT B
RELEASE
     In consideration of the benefits provided under an Employment Agreement (“Agreement”) effective as of                      by and between Robert Cox (“Executive”) and Harris Interactive Inc. (“Harris”), Executive hereby releases Harris and its employees, officers, directors, attorneys, affiliates, subsidiaries, successors and assigns, from any and all claims, causes of action, and/or liabilities of any kind or nature whatsoever, known or unknown, at law, in equity, or otherwise, that may have occurred at any time up to the date hereof, arising from his employment relationship with Harris or as a result of the parties’ agreement to modify and end the employment relationship, including, without limitation, any and all claims arising under any federal, state or local laws, rules or regulations pertaining to employment or pay or benefit practices, including, but not limited to, claims under the Age Discrimination in Employment Act, Older Workers’ Benefit Protection Act, Equal Pay Act, Title VII of the Civil Rights Act of 1964, as amended, Fair Labor Standards Act, Americans with Disabilities Act, the Employee Retirement Income Security Act (ERISA), Family and Medical Leave Act (FMLA), New York State Human Rights Law, New York Labor Law and any other provisions relating to employment or pay or benefit practices, or relating to discrimination on the basis of race, creed, color, age, sex, national origin, disability, or arrest record, and Executive hereby agrees not to asset such claims or causes of action for monetary damages; provided, however, that Executive is not releasing any claims other than those expressly released hereby. Without limiting the foregoing proviso, Executive is not releasing any claims (i) arising from or relating to the breach of the Agreement or any document executed in connection therewith, or breach of any agreement covering equity grants (stock options, restricted stock, or otherwise) made to Executive prior to the date hereof, (ii) arising from or relating to any rights Executive may have to indemnity, contribution, advancement of legal fees or directors and officers liability insurance in connection with actions, proceedings, or investigations, (iii) to enforce vested rights under pension, benefit, or insurance plans, policies, programs or arrangements, or (iv) arising out of or relating to Executive’s status as a director or shareholder of Harris.
     In the event that Executive brings a claim which is determined by a court of law to have been released by the terms of this Release, he understands and agrees that, unless otherwise expressly prohibited by law or regulation, he will be required to reimburse the defending parties for their reasonable attorneys’ fees in connection with their defense of any such claim.
     Executive acknowledges that he has been advised to consult with legal counsel prior to signing this Release. Executive further understands and agrees that he is being provided with twenty-one (21) calendar days after his Termination Date (as defined in the Agreement) to consider the terms of this Release, and that this Release will expire and become null and void if it is not executed and returned before the end of the twenty-one (21) calendar-day period. Executive further understands and agrees that he shall have the right to execute this Release at any time before the expiration of the twenty-one (21) calendar-day period, and that if he does so, he agrees that he has thereby waived the remainder of that twenty-one (21) day period. Finally, Executive acknowledges and agrees that after executing this Release, he has the right to revoke his acceptance of this Release by delivering a written revocation within seven (7) calendar days after his execution of the Release, provided such revocation is received within said seven (7) day period by the General Counsel of Harris. This Release shall become effective only after it has been executed by Executive and only after the seven (7) day revocation period has expired without revocation by Executive.
     IN WITNESS WHEREOF, Executive has executed and delivered this Release as of the date shown below.

Robert Cox

STATE OF	)
)SS.:
COUNTY OF	)
     On the ___ day of                      in the year 20___ before me, the undersigned, a notary public in and for said state, personally appeared Robert Cox, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual executed the instrument.

Notary Public